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                                                                 EXHIBIT (a)(10)

THE THOMSON CORPORATION
Toronto Dominion Bank Tower, Suite 2706
PO Box 24, Toronto-Dominion Centre
Toronto, Ontario M5K 1A1
Tel (416) 360-8700   Fax (416) 360-8812
www.thomson.com


NEWS RELEASE


INVESTOR CONTACTS:                            MEDIA CONTACTS:
------------------                            --------------
John Kechejian                                Jason Stewart
Vice President, Investor Relations            Director, Public Relations
The Thomson Corporation                       The Thomson Corporation
(203) 328-9470                                (203) 328-8339
john.kechejian@thomson.com                    jason.stewart@thomson.com

Ron Benanto                                   David Scott
Vice President, Chief Financial Officer       Vice President, Marketing
NewsEdge Corp.                                NewsEdge Corp.
(781) 229-3000                                (781) 229-3000
ron.benanto@newsedge.com                      david.scott@newsedge.com

FOR IMMEDIATE RELEASE
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   THE THOMSON CORPORATION EXTENDS CASH TENDER OFFER FOR NEWSEDGE CORPORATION
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TORONTO, SEPTEMBER 18, 2001 - The Thomson Corporation (TSE: TOC) announced today that InfoBlade Acquisition Corporation (InfoBlade), an indirect wholly owned subsidiary of Thomson, is extending its offer to acquire all outstanding shares of common stock of NewsEdge Corporation (NASDAQ:NEWZ) until 12:00 Midnight (EDT) on September 25, 2001, unless further extended. The cash tender offer and withdrawal rights were previously scheduled to expire at 12:00 Midnight (EDT) on September 18, 2001.

      Due to the tragic events that transpired on September 11, 2001 and the subsequent closing of the stock markets and the interruption of mail service to the Depositary, Computershare Trust Company of New York, Thomson is extending the expiration date of the cash tender offer. The decision to extend the offer was made after consultation with NewsEdge and the Securities and Exchange Commission. Any questions should be directed to the Information Agent, Innisfree M&A Incorporated, by calling toll free 1-888-750-5834.

      Thomson currently does not plan any changes in the terms of the cash tender offer. As of 12:00 PM (EDT) on September 17, 2001, 9,498,647 shares have been received by the Depositary pursuant to the offer. The cash tender offer is subject to the tender of at least a majority of NewsEdge shares and other customary conditions.

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THOMSON EXTENDS TENDER OFFER
September 18, 2001
Page 2

      The cash tender offer is being made in connection with the proposed merger of InfoBlade and NewsEdge pursuant to an Agreement and Plan of Merger dated as of August 6, 2001 among Thomson, InfoBlade and NewsEdge. In accordance with the Merger Agreement, on August 21, 2001, InfoBlade commenced a cash tender offer for all of the issued and outstanding shares of NewsEdge common stock at a price of US$2.30 per share. If the proposed merger is consummated, NewsEdge will become an indirect wholly owned subsidiary of Thomson.

      InfoBlade and Thomson have mailed to registered holders of NewsEdge shares an Offer to Purchase regarding the cash tender offer, a NewsEdge Solicitation/Recommendation Statement on Schedule 14D-9, and a Letter of Transmittal to be used to tender NewsEdge shares in the cash tender offer. Beneficial owners of NewsEdge holding shares in "street name" through their brokers may receive the Offer to Purchase and Letter of Transmittal through Innisfree M&A Incorporated.

      This news release is for informational purposes only. It does not constitute an offer to purchase shares of NewsEdge or a Solicitation/Recommendation Statement under the rules and regulations of the Securities and Exchange Commission. Thomson has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO and NewsEdge has filed a Solicitation/Recommendation Statement on Schedule 14D-9. These documents contain important information and security holders of NewsEdge are advised to carefully read these documents before making any decision with respect to the cash tender offer. These documents may be obtained free at the Securities and Exchange Commission website at www.sec.gov.

ABOUT THE THOMSON CORPORATION

      The Thomson Corporation (www.thomson.com), with 2000 revenues of approximately US$6 billion, is a leading, global e-information and solutions company in the business and professional marketplace. The Corporation's common shares are listed on the Toronto and London stock exchanges.

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